Exhibit 99.1

SIPAL S.P.A. and Odysight.ai Join Forces to Create Advanced Visual Based Health Monitoring System

Carson City, Nevada, December 4, 2023 – Odysight.ai Inc. (OTCQB: SCTC), a leading provider of visual based Predictive Maintenance (PDM) and Condition-Based Monitoring (CBM) solutions, and SIPAL S.P.A., a leading company in Italy in the engineering sector, today announced a strategic partnership to develop advanced applications for aerospace and industrial markets worldwide.

The goal of the collaboration is a next generation maintenance solution that will allow maintenance crews the ability to review and have real time visual inspection of an aircraft’s internal system without the need for removing a single panel or a hatch.

The combined system will be based on SIPAL S.P.A.’s leading Head Mounted Display advisory for technical crews and Odysight’s vision based Predictive Health Monitoring (PHM), including advanced AI algorithms and video analytics for Prognostic Health Management applications for aerospace, aviation, and other industry.

Mr. Yehu Ofer, CEO of Odysight, stated, “Our collaboration with SIPAL S.P.A. marks a significant milestone in the Health Monitoring Systems (HMS) industry. By leveraging Odysight’s proprietary system, utilizing Odysight’s unique video-based sensors, embedded software and AI algorithms, we are poised to deliver a transformative solution that seeks to redefine PHM.”

Mr. Ignazio Dogliani CEO of SIPAL S.P.A., stated: “SIPAL looks forward and with great interest to undertaking new technological development projects in collaboration with Odysight. SIPAL is certain that the combined technological capabilities of the two companies will lead to innovative products and enable technologies that can have a great impact on potential future markets. The primary objective of our partnership is to develop increasingly effective innovative technologies at the service of the safety of aerospace operations.”

The collaboration between the companies seeks to allow more accurate and precise maintenance that will reduce downtime of every platform while enhancing the human factor and capabilities. The combined system will allow direct access to vast data collected during flights and analysis of this data on the ground, which is critical for platform operations.

About Odysight.ai

Odysight.ai is pioneering the Predictive Maintenance (PdM) and Condition Based Monitoring (CBM) markets with its visualization and AI platform. Providing video sensor-based solutions for critical systems in the aviation, transportation, and energy industries, Odysight.ai leverages proven visual technologies and products from the medical industry. Odysight.ai’s unique video-based sensors, embedded software, and AI algorithms are being deployed in hard-to-reach locations and harsh environments across a variety of PdM and CBM use cases. Odysight.ai’s platform allows maintenance and operations teams visibility into areas which are inaccessible under normal operation, or where the operating ambience is not suitable for continuous real-time monitoring. For more information, please visit: https://www.odysight.ai or follow us on Twitter, LinkedIn and YouTube.

About SIPAL S.P.A

SIPAL is leading company in the engineering sector. SIPAL was founded in 1978 and joined the FININC Group in 1998.

Over 40 years of experience managing technologically advanced projects means SIPAL can provide its customers with concrete support, responsive interventions and reliable solutions. Design, Support, Security, Innovation: the key words of all SIPAL operations.

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to future events or our future performance. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, results of the collaboration between Odysight.ai and SIPAL S.P.A. to create an advanced visual based health monitoring system for aerospace and industrial markets worldwide. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements are based on information we have when those statements are made or our management’s current expectation and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward- looking statements. Factors that may affect our results, performance, circumstances or achievements include, but are not limited to the following: (i) market acceptance of our existing and new products, including those that utilize our micro Odysight.ai technology or offer Predictive Maintenance and Condition Based Monitoring applications, (ii) lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device and related industries from much larger, multinational companies, (v) product liability claims, product malfunctions and the functionality of Odysight.ai’s solutions under all environmental conditions, (vi) our limited manufacturing capabilities and reliance on third-parties for assistance, (vii) an inability to establish sales, marketing and distribution capabilities to commercialize our products, (viii) an inability to attract and retain qualified personnel, (ix) our efforts obtain and maintain intellectual property protection covering our products, which may not be successful, (x) our reliance on single suppliers for certain product components, including for miniature video sensors which are suitable for our Complementary Metal Oxide Semiconductor technology products, (xi) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain, (xii) the impact of pandemics, such as COVID-19 (coronavirus), (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical, global supply chain and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction and (xiv) the impact on our operations of the October 7, 2023 attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them. These and other important factors discussed in Odysight.ai’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 13, 2023 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Except as required under applicable securities legislation, Odysight.ai undertakes no obligation to publicly update or revise forward-looking information.

Investor Relations Contact:

Miri Segal

MS-IR LLC

msegal@ms-ir.com

Tel: +1-917-607-8654